EXHIBIT 23.B


                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

The Board of Directors
of FVNB Corp.:

We consent to the incorporation by reference in Registration Statement No. 333-75029 on Form S-8 of FVNB Corp. filed on March 25, 1999, of our report dated January 22, 1999, relating to the consolidated balance sheets of FVNB Corp. and subsidiaries as of December 31, 1998, and the related consolidated statements of income and comprehensive income, shareholders' equity and cash flows for each of the years in the two-year period ended December 31, 1998, which report is included in this December 31, 1999 annual report on Form 10-K of FVNB Corp.

/s/  Arthur Andersen LLP

Houston, Texas
March 29, 1999